Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

          This Agreement is entered into by and between Computer Associates International, Inc. (the “Company”) and Jeff Clarke (“Executive”) as of November 22, 2004. On April 23, 2004, Executive was appointed to the position of Chief Operating Officer (the “COO Position”) of the Company. Executive continues to serve as the Chief Financial Officer of the Company (the “CFO Position”). In consideration of the Company offering, and Executive accepting, the COO Position, Executive and the Company agree as follows:

     1. Work Standards. Executive will continue to (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of Executive’s ability under the direction of the Chief Executive Officer (including any interim Chief Executive Officer) of the Company, (b) devote his best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company. Executive’s employment pursuant to the terms of this Agreement shall be effective as of April 23, 2004 and shall end on March 31, 2006, unless earlier terminated in accordance with paragraph 8 of this Agreement or extended by mutual written agreement between the Company and Executive.

     2. Laws; Other Agreements. Executive represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which Executive is a party or by which he is bound.

     3. Compensation.

          (a) In consideration of services that Executive has rendered and will render to the Company in the future, the Company agrees to pay Executive the sum of $650,000 per annum (less applicable withholdings) commencing on April 23, 2004, payable semi-monthly concurrent with the Company’s normal payroll cycle. The Company will pay this amount until Executive’s employment hereunder terminates.

          (b) (i) In addition, with respect to the fiscal year ending March 31, 2005, Executive shall be eligible to receive:

               (A) a 2005 Annual Performance Bonus (payable in cash) pursuant to Section 4.4 of the Company’s 2002 Incentive Plan, as amended (as so amended, the “2002 Plan”), with an Annual Performance Bonus target of $800,000.00, which Annual Performance Bonus shall otherwise be subject to the terms and conditions of the Company’s 2005 Annual Performance Bonus program set forth in the resolutions approving the Performance Bonuses described in paragraphs 3(b)(i) and (ii) that were adopted (the “Resolutions”) by the Compensation and Human Resource Committee (the “Compensation Committee”) of the Board of Directors; and

               (B) a targeted Long-Term Performance Bonus of $3,050,000.00 for the period from April 1, 2004 through March 31, 2005, which Long-Term Performance Bonus shall otherwise be subject to the terms and conditions applicable to the fiscal year ending March 31, 2005 under the Company’s 2005-2007 Long-Term Performance Bonus program set forth in the Resolutions. Subject to paragraph 3(c), such Long-Term Performance Bonus shall vest and the portion of the Performance Bonus payable in options shall become exercisable in accordance with the terms set forth in the Resolutions.

               (ii) In addition, with respect to the fiscal year ending March 31, 2006:

               (A) Executive shall be eligible to receive a 2006 Annual Performance Bonus for the period from April 1, 2005 through March 31, 2006, with a target amount and such other terms and conditions as determined by the Compensation Committee; and

               (B) Executive shall be eligible to receive a targeted Long-Term Performance Bonus of $3,050,000.00 for the period from April 1, 2004 through March 31, 2006, which Long-Term Performance Bonus shall otherwise be subject to the terms and conditions applicable to the performance period ending March 31, 2006 under the Company’s 2005-2007 Long-Term Performance Bonus program set forth in the Resolutions. Subject to paragraph 3(c), such Long-Term Performance Bonus shall vest and the portion of the Performance Bonus payable in options shall become exercisable in accordance with the terms set forth in the Resolutions.

               (c) (i) In the event that Executive (A) voluntarily resigns his COO Position with the Company other than “for good reason” (as defined in paragraph 5(b) of this Agreement) or (B) is terminated “for cause” (as defined in paragraph 5(a) of this Agreement), in any such case prior to March 31, 2006, Executive shall (x) forfeit any and all rights he may have to receive any of the benefits provided for in this paragraph 3 (other than any amounts or awards for which all required services have been rendered and any applicable Performance Cycle has ended but which have not yet been paid) and (y) be obligated to repay the Company for any moving and/or relocation expenses in accordance with the terms of the Moving & Relocation Expense Reimbursement Agreement entered into between Executive and the Company (the “Relocation Agreement”). All stock options and restricted stock held by Executive in the event of the termination of Executive’s employment as described in this paragraph 3(c)(i) shall be subject to the terms and conditions of the 2002 Plan (and any successor plan) and any applicable resolutions.

               (ii) In the event that Executive (x) voluntarily resigns his COO Position with the Company “for good reason” (as defined in paragraph 5(b) of this Agreement), (y) is terminated from the COO Position other than “for cause” (as defined in paragraph 5(a) of this Agreement), or (z) terminates his employment on account of death or Disability (as defined in the 2002 Plan), in any such case prior to March 31, 2006, then:

               (A) Executive shall be entitled to receive a lump sum payment (less applicable withholding taxes) in an amount equal to $4,500,000 (which represents the sum of (1) $650,000 plus (2) his 2005 Annual Performance Bonus target as set forth in paragraph 3(b)(i)(A) (i.e. $800,000) and (3) his Long-Term Performance Bonus target (i.e., $3,050,000) for the Performance Cycle ending with the close of the fiscal year during which his termination occurs), provided that if Executive resigns his COO Position “for good reason” (as defined in paragraph 5(b) of this Agreement) based on a reduction of any of Executive’s bonuses that meets the requirements of clause (iii) of the definition of “good reason”, the $4,500,000 payment described in this clause (A) shall be reduced by the sum of any bonuses actually paid to Executive in respect of the period as to which such reduction took place, payable in cash within 30 days after the end of the six month period following Executive’s termination of employment with the Company, or earlier if the Company determines that making such payment after termination but before the expiration of such six month period is permitted by law;

               (B) management shall recommend that (1) the 235,000 options granted pursuant to Executive’s March 18, 2004 offer letter and any unvested Restricted Stock, Fair Market Value Options and Premium-Priced Options granted to Executive pursuant to the Long-Term Performance Bonuses described in paragraphs 3(b)(i) and (ii) shall vest in full immediately upon the termination of Executive’s employment hereunder, (2) the 235,000 options and any Fair Market Value Options and Premium-Priced Options granted to Executive pursuant to the Long-Term Performance Bonuses described in paragraphs 3(b)(i) and (ii) shall remain exercisable for one year following such termination of employment, and (3) all Restricted Stock issued, and all stock received on exercise of options granted, to Executive pursuant to the Long-Term Performance Bonuses described in paragraphs 3(b)(i) and (ii) shall no longer be subject to any holding period (except as may be required by any state or federal securities laws); and

               (C) Executive shall be relieved of all obligations to repay any moving and/or relocation expenses under the Relocation Agreement.

               (iii) For clarification purposes only, in the event that Executive resigns or is terminated from his CFO Position for any reason or no reason at any time, but remains in his COO Position, no benefits shall be payable under this paragraph 3 on account of such resignation or termination but the terms and conditions of paragraph 3 shall continue to remain in full force and effect.

               (iv) In the event that Executive continues to be employed through March 31, 2006, Executive shall be entitled to any Annual Performance Bonus and Long-Term Performance Bonus payable under the terms of the 2002 Plan and the Resolutions for the fiscal year ending March 31, 2006 in accordance with paragraph 3(b)(ii), without regard to whether Executive’s employment with the Company is subsequently terminated before any such Performance Bonuses are paid.

               (v) Notwithstanding anything to the contrary herein, Executive shall be entitled to the payments under this paragraph 3(c) only to the extent not already provided under another plan or policy of the Company.

          (d) Capitalized terms used in paragraphs 3(b) and (c) and not defined are used as defined in the 2002 Plan.

     4. Benefits and Perquisites. During the term of Executive’s employment, Executive shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior executives of the Company.

     5. Termination by Company for Cause or Executive for Good Reason.

          (a) For purposes of this Agreement, termination “for cause” shall mean that the Company terminates Executive’s employment for any of the following reasons:

               (i) Executive’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within 30 days after written notice is delivered to Executive by or on behalf of the Compensation Committee, which notice specifies in reasonable detail the manner in which the Compensation Committee believes that Executive has not substantially performed his duties,

               (ii) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, unless the conduct in question was undertaken in good faith, and with a rational business purpose and based upon the reasonable belief that such conduct was in the best interest of the Company or its affiliates, as the case may be,

               (iii) Executive’s indictment or conviction (or plea of guilty or nolo contedere) for any felony or any other crime (other than a petty misdemeanor) involving dishonesty, fraud or moral turpitude,

               (iv) Executive’s breach of fiduciary duty to the Company or its affiliates which may in the good faith determination of the Compensation Committee reasonably be expected to have a material adverse effect on the Company or its affiliates,

               (v) violation of the Company’s policies relating to compliance with applicable laws which may in the good faith determination of the Compensation Committee reasonably be expected to have a material adverse effect on the Company or its affiliates,

               (vi) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse,

               (vii) violation of the Company’s Workplace Violence Policy, or

               (viii) unauthorized use or disclosure of confidential or proprietary information or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, which, in either case, (A) may reasonably be expected to have a material adverse effect on the Company or its affiliates and (B) if capable of being cured, has not been cured within 30 days after written notice is delivered to Executive by or on behalf of the Compensation Committee, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company or its affiliates, as the case may be.

          (b) For purposes of this Agreement, termination “for good reason” shall mean any action or series of actions by the Company which, taken together if a series of actions, directly or indirectly results in (i) any material and adverse change in Executive’s position, title or equivalent title with the Company (other than removal of Executive from the position of Chief Financial Officer), (ii) any material and adverse reduction in Executive’s supervisory or other authority or responsibility other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on Executive’s giving the Company notice, (iii) any reduction by the Compensation Committee in the amount of Executive’s 2005 or 2006 Annual Performance Bonus or Executive’s Long-Term Performance Bonus for the period ending March 31, 2005 or the period ending March 31, 2006, as applicable, that results in the amount of any such Performance Bonus being less than 75% of the amount determined pursuant to the formulae specified in the Resolutions, as applicable, other than (1) any such reduction that is consistent with reductions for all executive vice presidents and above level officers eligible for awards under the 2005 or 2006 Annual Performance Bonus programs or the 2005-2007 Long-Term Performance Bonus programs, as applicable, (2) any such reduction agreed to by Executive in writing or (3) any insubstantial or inadvertent reduction by the Compensation Committee that is not in bad faith and is cured promptly on Executive’s giving the Company notice, (iv) the Company’s material breach of this Agreement, provided that no alleged action, change, reduction or breach set forth in preceding clauses (i), (ii) or (iii) or in this clause (iv), respectively, shall be deemed to constitute “good reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to Company from Executive of a written notice, setting forth such course of conduct deemed by Executive to constitute “good reason”, or (v) the failure of the Company to require any purchaser of or successor to substantially all of the assets of the Company or any enterprise with which or into which the Company may be merged to assume the Company’s obligations under this Agreement.

     6. Indemnification. For so long as Executive is employed by the Company pursuant to this Agreement and at all time thereafter, the Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as Chief Operating Officer and Chief Financial Officer, as applicable, to the maximum extent permitted under applicable law.

     7. Authorization to Modify Restrictions. Executive acknowledges that the restrictions contained in this Agreement are reasonable, but agrees that if a court having proper jurisdiction holds a particular restriction unreasonable, that restriction shall be modified to the extent necessary in the opinion of such court to make it reasonable, and that the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

     8. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and Executive each acknowledge and agree that Executive’s employment with the Company may be terminated by either the Company (subject only to the provisions of paragraph 3(c) of this Agreement) or Executive (subject only to the provisions of paragraph 3(c) of this Agreement) at any time and for any reason, with or without cause, upon 10 days’ written notice to the other party, provided that this Agreement may be terminated “for cause” immediately upon written notice from the Company to Executive. In addition, this Agreement shall automatically terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for any reason whatsoever, the Company shall have no further obligations to Executive other than those set forth in paragraphs 3 and 6 of this Agreement.

     9. General.

          (a) Any notice required or permitted to be given under this Agreement shall be made either:

               (i) by personal delivery to Executive or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One Computer Associates Plaza, Islandia, New York 11749, Attention: Senior Vice President - Human Resources, or

               (ii) in writing and sent by registered mail, postage prepaid, to Executive’s residence, or, in the case of the Company, to the Company’s Principal Office.

Any provision of this Agreement calling for notice to be delivered by or on behalf of the Compensation Committee shall be satisfied by any notice that is executed on behalf of the Compensation Committee by any director or officer of the Company acting pursuant to the authorization of the Compensation Committee and otherwise delivered in accordance with this paragraph 9(a).

          (b) This Agreement shall be binding upon Executive and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.

          (d) This Agreement, the Relocation Agreement and the other documents referred to herein represent the entire agreement between Executive and the Company related to Executive’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified, in writing, jointly by Executive and a duly authorized representative of the Company.

          (e) Without limiting the scope of paragraph 7 of this Agreement, the provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be any way impaired and shall remain enforceable to the fullest extent permitted by law.

CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

COMPUTER ASSOCIATES
INTERNATIONAL, INC.

/s/ Jeff Clarke	By:	/s/ Kenneth D. Cron

Jeff Clarke	Name: Kenneth D. Cron
Title: Chief Executive Officer

5